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                       SHORT FORM MERGER OPTION AGREEMENT


          SHORT FORM MERGER OPTION AGREEMENT, dated as of September 8, 1999 (the "Agreement"), among Plato Holdings, Inc., a Delaware corporation ("Parent"), New Plato Acquisition, Inc., a Delaware corporation ("Sub"), and Nova Care Employee Services, Inc., a Delaware corporation (the "Company"). Capitalized terms used and not defined in this Agreement shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof, (the "Merger Agreement") by and among Parent, Sub and the Company.

          WHEREAS, concurrently with the execution of this Agreement, Parent, Sub and the Company are entering into the Merger Agreement, providing for the making of a tender offer (the "Offer") to purchase all of the issued and outstanding shares of the Company's common stock, par value $0.01 per share
(the "Shares"), at a price per Share equal to the Offer Price and, following the completion of the Offer, the merger (the "Merger") of Sub and the Company, whereby each Share not purchased pursuant to the Offer (other than Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent, Shares held in the treasury of the Company and Dissenting Shares) will be converted into the right to receive in cash the Offer Price in accordance with the terms of the Merger Agreement; and

          WHEREAS, the Company desires to induce Parent and Sub to enter into the Merger Agreement and to facilitate the prompt completion of the Merger following the purchase of Shares pursuant to the Offer.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

          1.  Grant of Option.  The Company hereby grants to Sub an irrevocable
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option (the "Option") to purchase up to that number of newly issued Shares (the
"Option Shares") equal to the number of Shares, that when added to the number of Shares owned by Sub and its affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the Option Shares) for a consideration per Option Share equal to the Offer Price; provided, however, that
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the number of Option Shares shall not exceed that number equal to 19.9% of the
Shares outstanding on the date of this Agreement.
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          2.  Exercise of the Option.  The Option may be exercised by Sub at any
              -----------------------
time after the acceptance for payment by Sub of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement. In the event Sub wishes to exercise the Option, Sub shall give written notice (the "Notice") of its exercise of the Option and specifying the number of Shares owned by Sub and its affiliates immediately following consummation of the Offer and a place and a time (which shall not be less than three business days from the date of the Notice) for the closing of such purchase. The Company shall, within two business days after receipt of the Notice, deliver written notice to Sub specifying the number of Option Shares.

          3.  Payment and Delivery of Certificates.  At the closing hereunder:
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(i) the Company will deliver to Sub a certificate or certificates representing the number of Option Shares so purchased and (ii) Sub will make payment to the Company of the aggregate price for the Option Shares being purchased, as stated in the Notice, by check or wire transfer in an amount equal to the product of
(x) the Offer Price and (y) the total number of Option Shares delivered at the closing. The Company shall pay all expenses, and any and all United States Federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 3.

          4.  Representations and Warranties of the Company.  The Company hereby
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represents and warrants to Parent and Sub as follows:

              4.1. The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company.

              4.2. The Company has taken all necessary corporate action to authorize and reserve for issuance, and at all times prior to the termination of this Agreement shall have reserved, all of the Option Shares issuable pursuant to this Agreement.

              4.3. The Shares to be issued upon exercise of the Option, upon their issuance and delivery in accordance with this Agreement as provided herein, will be duly authorized, validly issued, fully paid and non-assessable, will be delivered free

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and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Sub's voting rights, charges, adverse rights and other encumbrances of any nature whatsoever (other than this Agreement) and will not be subject to any preemptive rights. Upon the delivery to Sub by the Company of a certificate or certificates evidencing the Option Shares, Sub will receive good, valid and marketable title to the Option Shares.

          5.  Representations and Warranties of Parent and Sub.  Each of Parent
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and Sub hereby represents and warrants to the Company that (i) it has all requisite power and authority to enter into and perform all of its obligations under this Agreement; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Sub; (iii) this Agreement has been duly executed and delivered by Parent and Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by general equitable principles; and (iv) if and when Sub exercises the Option, it will be acquiring the Option Shares pursuant to this Agreement for its own account and not with a view to any public distribution thereof.

          6.  Adjustment Upon Changes in Capitalization.  In the event of any
              ------------------------------------------
change in the number of issued and outstanding Shares by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of any extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Sub's rights and privileges under this Agreement, the number and kind of the Option Shares and the consideration payable in respect of the Option Shares shall be appropriately and equitably adjusted to restore to Sub its rights and privileges under this Agreement.

          7.  Termination.  This Agreement will terminate upon the earlier to
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occur of (i) termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time of the Merger.

          8.  Assignment.  Neither this Agreement nor any of the rights,
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interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the

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other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent or to any other entity owned by, or controlling, controlled by or under common control with the same equity holders of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          9.  Notices.  All notices and other communications hereunder shall be
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in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by registered or certified mail, postage prepaid, or telecopy addressed to the respective parties at their addresses specified in Section 8.7 of the Merger Agreement.

          10. Specific Performance. Each of the parties hereto acknowledges and
              ---------------------
agrees that in the event of any breach by the Company of this Agreement, Parent and Sub would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and Parent and Sub shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

          11. Governing Law.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

          12. Amendment.  This Agreement may not be amended except by an
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instrument in writing signed by the parties hereto.



          13. Waiver.  Any party hereto may (i) extend the time for or waive
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compliance with the performance of any obligation or other act of any other party hereto or (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

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          14. Fees and Expenses.  Except as otherwise provided herein or in
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Section 8.1 of the Merger Agreement, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

          15. Severability.  If any term, provision, covenant or restriction of
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this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          16. Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto all as of the date first above written.

                         PLATO HOLDINGS, INC.


                         By:  /s/ Gregory M. Case
                             ---------------------------------------------------
                             Name: Gregory M. Case
                             Title: President


                         NEW PLATO ACQUISITION, INC.


                         By:  /s/ Gregory M. Case
                             ---------------------------------------------------
                             Name: Gregory M. Case
                             Title: President


                         NOVACARE EMPLOYEE SERVICES, INC.


                         By:  /s/ Loren J. Hulber
                             ---------------------------------------------------
                             Name: Loren J. Hulber
                             Title: President & CEO


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